Exhibit 99.1
Monday, October 26, 2009

Contact:	Shawn Housley Director — Investor Relations (281) 443-3370 shousley@smith.com
SMITH INTERNATIONAL, INC. ANNOUNCES APPOINTMENT OF
MR. DUANE C. RADTKE TO BOARD OF DIRECTORS
HOUSTON, Texas (October 26, 2009)... Smith International, Inc. (NYSE: SII) announced today that Mr. Duane C. Radtke has been appointed to the Company’s Board of Directors. He will serve as a Class III director and will be eligible for election at the Annual Meeting of Stockholders in 2010. Mr. Radtke, 61, currently serves as the President and CEO of Valiant Exploration LLC and as the Non-Executive Chairman of NFR Energy LLC, a position he has held since August 2009. Mr. Radtke has served on the board of NFR Energy since June 2008. From April 2001 until December 2007, Mr. Radtke served as the President and CEO of Dominion Exploration and Production (“Dominion E&P”) and Executive Vice President of Dominion Resources, the parent company of Dominion E&P.
John Yearwood, President and CEO of Smith International, Inc. said, “We are delighted to have Mr. Radtke as a member of the Smith International Board of Directors. Duane’s distinguished career within the exploration and production sector is well documented and we are excited about the many contributions he will provide as we continue to globally expand our technology driven services and products.”
Smith International, Inc. is a leading supplier of premium products and services to the oil and gas exploration and production industry. The Company employs approximately 21,000 full-time personnel and operates in over 80 countries around the world.